United States
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

EYETECH PHARMACEUTICALS, INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

302297106

(CUSIP Number)

May 24, 2005

(Date of Event Which Requires Filing This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d 1(b)
☑	Rule 13d 1(c)
☐	Rule 13d 1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed “ for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No: 302297106

1		NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) N/A

BB Biotech AG
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

			(a)	☑
			(b)	☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Switzerland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

0
	6	SHARED VOTING POWER

1,627,194
	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

1,627,194
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,627,194
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.8%
12		TYPE OF REPORTING PERSON*

HC,CO

CUSIP No: 302297106

1		NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) N/A

Biotech Growth N.V.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

			(a)	☑
			(b)	☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Netherlands Antilles
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER

0
	6	SHARED VOTING POWER

1,627,194
	7	SOLE DISPOSITIVE POWER

0
	8	SHARED DISPOSITIVE POWER

1,627,194
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,627,194
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.8%
12		TYPE OF REPORTING PERSON*

CO

Item 1
	1	(a)	Name of Issuer: Eyetech Pharmaceuticals, Inc.
	1	(b)	Address of Issuer’s Principal Executive Offices:

3 Times Square, 12th Fl, New York, NY 10036

Item 2
	2	(a)	Name of Person Filing: BB Biotech AG (“BB Biotech”), on behalf of Biotech Growth N.V. (“BioGrowth”), its wholly-owned subsidiary and record owner of the securities.
	2	(b)	Address of Principal Business Office or, if none, Residence:

BB Biotech AG: Vordergasse 3, CH-8200 Schaffhausen, Switzerland

Biotech Growth N.V.: De Ruyterkade 62, Willemstad, Curacao Netherlands Antilles

	2	(c)	Citizenship: Switzerland
	2	(d)	Title of Class of Securities: Common Stock
	2	(e)	CUSIP Number 302297106

Item 3

If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

a.	☐	Broker or Dealer registered under Section 15 of the Act.

b.	☐	Bank as defined in Section 3(a)(6) of the Act.

c.	☐	Insurance company as defined in Section 3(a)(19) of the Act.

d.	☐	Investment company registered under section 8 of the Investment Company Act of 1940.

e.	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

f.	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

g.	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

h.	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

i.	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

j.	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:	1,627,194
(b) Percent of class:	3.8%
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote		0

(ii) Shared power to vote or to direct the vote		1,627,194

(iii) Sole power to dispose or to direct the disposition of		0

(iv) Shared power to dispose or to direct the disposition of		1,627,194

Item 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☑

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

     This statement is filed jointly by BB Biotech and BioGrowth. BioGrowth is a wholly-owned subsidiary of BB Biotech.

Item 8. Identification and Classification of Members of the Group

N/A

Item 9. Notice of Dissolution of Group

N/A

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES

     After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BB Biotech AG

Date:	June 3, 2005	By:	/s/ Pascal Schmucki

Signatory Authority

		Name:	Pascal Schmucki

		Title:	Signatory Authority

Date:	June 3, 2005	By:	/s/ Roland Maier

Signatory Authority

		Name:	Roland Maier

		Title:	Signatory Authority

Biotech Growth N.V.

Date:	June 3, 2005	By:	/s/ Pascal Schmucki

Signatory Authority

		Name:	Pascal Schmucki

		Title:	Signatory Authority

Date:	June 3, 2005	By:	/s/ Roland Maier

Signatory Authority

		Name:	Roland Maier

		Title:	Signatory Authority

Exhibit A

Joint Filing Statement

     Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G (including all amendments thereto) is filed on behalf of each of the undersigned.

BB Biotech AG

Date:	June 3, 2005	By:	/s/ Pascal Schmucki

Signatory Authority

		Name:	Pascal Schmucki

		Title:	Signatory Authority

Date:	June 3, 2005	By:	/s/ Roland Maier

Signatory Authority

		Name:	Roland Maier

		Title:	Signatory Authority

Biotech Growth N.V.

Date:	June 3, 2005	By:	/s/ Pascal Schmucki

Signatory Authority

		Name:	Pascal Schmucki

		Title:	Signatory Authority

Date:	June 3, 2005	By:	/s/ Roland Maier

Signatory Authority

		Name:	Roland Maier

		Title:	Signatory Authority